EXHIBIT 5.1

July 30, 1999

MSC.Software Corporation
815 Colorado Boulevard
Los Angeles, California 90041-1777

     Re:  Registration on Form S-8 of MSC.Software Corporation

Gentlemen:

     We have acted as counsel to MSC.Software Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,500,000 shares of Common Stock, $.01 par value (the "Shares"), of the Company to be issued pursuant to the MSC.Software Corporation 1998 Stock Option Plan, as amended (the "Plan").

     In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

     Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Plan and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement.

                              Respectfully submitted,


                              /s/ O'MELVENY & MYERS LLP

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